Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019 and the prospectus supplement addendum dated February 18, 2021 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated April 22, 2021 (to the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Prospectus Supplement Addendum dated February 18, 2021)	Filed Pursuant to Rule 433 Registration Statement No. 333-232144

Barclays Bank PLC – Contingent Income Auto-Callable Securities due May 3, 2024 Based on the Performance of the Common Stock of Apple Inc.

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement and prospectus supplement addendum, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Barclays Bank PLC
Underlier:	Apple Inc. common stock (Bloomberg ticker symbol “AAPL UW<Equity>”)
Pricing date:	April 30, 2021
Original issue date:	May 5, 2021
Maturity date:	May 3, 2024
Automatic early redemption:	The securities will not be redeemed prior to the November 1, 2021 determination date. If, on any determination date (other than the final determination date), beginning November 1, 2021, the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date immediately following that determination date.
Early redemption payment:	An amount per security equal to (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due
Contingent quarterly payment:

•  If, on any determination date, the closing price of the underlier is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of at least $0.19375 (at least 1.9375% of the stated principal amount) per security on the related contingent payment date.

•  If, on any determination date, the closing price of the underlier is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•  If the final underlier value is greater than or equal to the downside threshold level:

(i) stated principal amount plus (ii) the contingent quarterly payment otherwise due

•  If the final underlier value is less than the downside threshold level:

stated principal amount × underlier performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 25%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities.

Downside threshold level:	75% of the initial underlier value (rounded to three decimal places)
Initial underlier value:	The closing price of the underlier on the pricing date
Final underlier value:	The closing price of the underlier on the final determination date
Underlier performance factor:	final underlier value/initial underlier value
Determination dates:	Quarterly, as specified in the accompanying pricing supplement
Contingent payment dates:	Quarterly, as specified in the accompanying pricing supplement
CUSIP/ISIN:	06747R386/ US06747R3865
Additional terms	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement	https://www.sec.gov/Archives/edgar/data/312070/000095010321005933/dp149790_4 24b2-3893ms.htm
Payment on the securities is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Hypothetical Payment at Maturity*
Change in the Underlier	Payment at Maturity	Total Return on Securities
50.00%	$10.000	0.00%
40.00%	$10.000	0.00%
30.00%	$10.000	0.00%
20.00%	$10.000	0.00%
10.00%	$10.000	0.00%
0.00%	$10.000	0.00%
-5.00%	$10.000	0.00%
-10.00%	$10.000	0.00%
-20.00%	$10.000	0.00%
-25.00%	$10.000	0.00%
-25.01%	$7.499	-25.01%
-30.00%	$7.000	-30.00%
-40.00%	$6.000	-40.00%
-50.00%	$5.000	-50.00%
-60.00%	$4.000	-60.00%
-70.00%	$3.000	-70.00%
-80.00%	$2.000	-80.00%
-90.00%	$1.000	-90.00%
-100.00%	$0.000	-100.00%
*The table above assumes the securities are not automatically redeemed prior to maturity and excludes any contingent quarterly payment otherwise due.

Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $9.157 and $9.557 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment:

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underlier

For more information about the underlier, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	The securities do not guarantee the return of any principal.

•	You will not receive any contingent quarterly payment for any quarterly period where the closing price of the underlier on the applicable determination date is less than the downside threshold level.

•	You will not participate in any appreciation in the value of the underlier.

•	The securities are subject to early redemption risk.

•	The contingent quarterly payment is based solely on the closing price of the underlier on the determination dates.

•	Contingent repayment of principal applies only at maturity.

•	The securities are subject to volatility risk.

•	Investing in the securities is not equivalent to investing in the underlier.

•	Significant aspects of the tax treatment of the securities are uncertain.

Risks Relating to the Issuer

•	Any payments on the securities are subject to issuer credit risk.

•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underlier

•	The issuer of the underlier is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.

•	The price of the underlier can rise or fall sharply due to factors specific to the underlier and its issuer.

•	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments.

•	Reorganization or other events could adversely affect the value of the securities or result in the securities being accelerated.

•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities.

Risks Relating to Conflicts of Interest

•	We may engage in business with or involving the issuer of the underlier without regard to your interests.

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities.

•	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The securities will not be listed on any securities exchange, and secondary trading may be limited.

•	The market price of the securities will be influenced by many unpredictable factors.

•	The estimated value of your securities is expected to be lower than the initial issue price of your securities.

•	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.

•	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.

•	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities.

•	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Securities—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.